Exhibit 99.2

AMENDMENT TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT is made as of the 19th day of January 2010, by and among RTG Ventures, Inc., a Florida corporation, Atlantic Network Holdings Limited (f/k/a Advanced Risk Management (Guernsey) Limited, a Guernsey company limited by shares, the Outside Stockholders Listed on Exhibit A Hereto and New Media Television (Europe) Limited, a United Kingdom private company limited by shares.

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WHEREAS, the parties hereto have entered into a certain Share Exchange Agreement, dated March 20, 2007 and amended by agreements dated December 21, 2007 and September 9, 2008, by and among RTG Ventures, Inc., Atlantic Network holdings Limited, the Outside Stockholders Listed on Exhibit A thereto and New Media Television (Europe) Limited (the “Agreement”); and

WHEREAS, the parties desire to amend certain of the terms and conditions contained in the Agreement, as set forth below.

NOW, THEREFORE, the parties hereby agree, and the Agreement is hereby amended, as follows:

1.	All Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.	Section 1.1 of the Agreement shall now read as follows

1.1. Exchange of Shares.  Subject to the terms and conditions of this Agreement Sellers shall sell, assign, convey and set over unto RTG Four Million Two Hundred and fifty Thousand (4,250,000) ordinary shares, £1 par value per share, of the Company (the “Company Shares”), constituting all of the outstanding shares of capital stock of the Company, and RTG shall issue and sell to Sellers pro rata an aggregate of “One Million Two Hundred and Seventy Three Thousand and Fifty Nine (1,273,059) shares of its preferred stock, $.001 par value per share (the “RTG Preferred Stock”) based on a valuation of the Company of twelve million dollars. The valuation will be agreed between the Company and RTG.

3.	Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

1.2 “Directors and Officers. Delete.

4.	Section 1.6 of the Agreement is hereby amended to read in its entirety as follows:

1.6           RTG Common Stock.  RTG agrees that it will cause all shares of RTG Common Stock to be issued pursuant to this Agreement to be reserved and available for such purposes.  RTG further covenants that once One Million Two Hundred and Seventy Three Thousand and Fifty Nine (1,273,059) shares of its preferred stock has been issued there will be no more than 42,435,315 shares of RTG Common Stock issued and outstanding.

5      Section 6.4 is hereby amended to read in its entirety as follows:

6.4              Appointment of Directors and Officers.  Immediately upon the Closing, RTG shall shall cause the persons listed as directors in Exhibit B hereto to be elected to the Board of Directors of RTG.  At the first annual meeting of RTG stockholders and thereafter, the election of members of RTG’s Board of Directors shall be accomplished in accordance with the By-laws of RTG.

6	Delete Section 7.2 (q) Purchase of Property.

7	Insert Section 7.2 (r) Acquisition of Companies Company will acquire all of the outstanding shares in Bitemark MC Limited and Web Pay Limited.

8	Insert Section 7.2 (s) Acquisition of Rights Company will acquire the right to market iPAYU from iFinancial Systems Ltd.

9      Section 7.3 (d) (iii) is deleted.

10      Exhibit B, see attached.

11      The Agreement shall continue in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 19th day of January, 2010.

RTG:

RTG VENTURES, INC.

By: ________________________________
Name:
Title:

HOLDINGS:

ATLANTIC NETWORK HOLDINGS LIMITED

By: _________________________________
Name:
Title:

THE COMPANY:

NEW MEDIA TELEVISION (EUROPE) LIMITED

By: _________________________________
Name:
Title:

EXHIBIT B

Directors and Officers of RTG to be Appointed

1.	TBN (To be named).